EXHIBIT 99.1
CB Financial Services, Inc.
Announces Third Quarter and Year-to-Date 2020 Financial Results and
Declares Quarterly Cash Dividend
WASHINGTON, PA., November 3, 2020 -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc. (“EU”), a wholly-owned insurance subsidiary of the Bank, today announced its third quarter and year-to-date 2020 financial results.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
(Dollars in thousands, except share and per share data)

Net (Loss) Income (GAAP)	$(17,395)	$2,903	$3,746	$(13,719)	$9,650
(Loss) Earnings per Common Share - Diluted (GAAP)	$(3.22)	$0.54	$0.69	$(2.54)	$1.77

Excluding Non-Recurring Items (Non-GAAP) (1):
Adjusted Net Income (Non-GAAP) (1)	$1,844	$2,903	$3,746	$5,520	$9,650
Adjusted Earnings per Common Share - Diluted (Non-GAAP) (1)	$0.34	$0.54	$0.69	$1.02	$1.77
(1) Refer to Explanation of Use of Non-GAAP Financial Measures and reconciliation of net (loss) income and adjusted earnings per common share - diluted in this Press Release.
The Company also announced that its Board of Directors has declared a $0.24 quarterly cash dividend per outstanding share of common stock, payable on or about December 15, 2020, to stockholders of record as of the close of business on December 4, 2020.
Newly appointed President and CEO John H. Montgomery commented, “The quarterly results included non-cash charges related to goodwill impairment that was due to economic conditions triggered by the COVID-19 pandemic causing a sustained decline in stock valuation across the entire banking sector, including our Company stock, and a writedown on fixed assets from our ongoing branch optimization efforts that resulted in the quarter-end consolidation of two redundant branch locations. Given the current environment, goodwill impairment is an industry-wide issue that many banks are dealing with. While the goodwill impairment charge was material to our financial performance, it was a non-cash charge and had no effect on the Company’s or the Bank’s regulatory capital, cash flows or liquidity position. In addition, the writedown of fixed assets results in significant ongoing expense savings, positioning the Bank for improved future earnings.
“The Company also incurred a significant loan loss provision, which will better position us for pandemic-related uncertainty. In the backdrop of this uncertainty, we are happy to report that 86% of loans in deferral returned to their regular payment schedule since the prior quarter and only 2% of our loans remain in deferral. In addition, delinquencies and net charge-offs remained controlled during the quarter. However, we are not immune from the impact of COVID-19 and continue to closely monitor the difficult conditions it has placed on certain industries in our loan portfolio, in particular those in the hospitality and retail sector.
“On a personal note, while my first two months with the Bank have coincided with this challenging environment, I would like to thank the entire Community Bank team as we navigate through the issues and position the Company for the future.”
Quarterly and year-to-date results were impacted by the following:
•The Company conducted a goodwill impairment analysis during the most recent quarter. The Company had goodwill of $28.4 million at June 30, 2020, which was primarily related to past bank mergers and is 100% attributable to the community banking segment. Due to the macroeconomic impacts of the pandemic and the overall industry-wide decline in value of stocks and earnings expectations in the banking sector, including the Company's stock, the Company determined its goodwill was no longer supported by its estimate of the Company’s fair value. Therefore, $18.7 million of goodwill was deemed impaired, or $3.46 per common share, and written off for the three and nine months ended September 30, 2020, reducing goodwill to $9.7 million at September 30, 2020. This non-cash charge was deemed non-core and has no impact on tangible equity, cash flows, liquidity or regulatory capital.
•The Company incurred a pre-tax non-cash impairment of fixed assets of $884,000, or $0.16 per common share, as a result of the previously announced Monessen branch closure. Given the change in business purpose of the bank owned location, an appraisal was obtained to determine the property value and, as a result, the property was written down to fair value. In addition, there was a one-time $84,000 early lease termination payment from the Bethlehem branch closure. The Company expects accretive annual earnings of approximately $678,000 from the branch consolidations.
Statement of Income - Quarterly Highlights
Net interest income decreased $680,000, or 6.1%, to $10.4 million for the three months ended September 30, 2020 compared to $11.1 million for the three months ended September 30, 2019. This was an increase of $95,000, or 0.9%, compared to the three months ended June 30, 2020.
•Net interest margin was 3.21% and declined 9 basis points (“ bps”) for the three months ended September 30, 2020 compared to the three months ended June 30, 2020.
•Interest and dividend income decreased $1.4 million, or 11.0%, to $11.7 million for the three months ended September 30, 2020 compared to $13.1 million for the three months ended September 30, 2019. This was a decrease of $71,000 or 0.6% compared to the three months ended June 30, 2020.
◦Although average loans increased $115.4 million compared to the three months ended September 30, 2019, the average yield decreased 62 bps to 4.13%. This was an 8 bp decline compared to the quarter ended June 30, 2020. The current quarter loan yield compared to the quarter ended September 30, 2019 was impacted by the declines in interest rate indices in the first quarter of 2020 and the full quarter impact of Paycheck Protection Program (“PPP”) loans, which decreased loan yield approximately 11 bps. In addition, two hotel loans were placed on nonaccrual in the current quarter which resulted in reversal of $231,000 of previously accrued interest income while the loans were in deferral.
◦Interest income on taxable investment securities decreased $805,000, or 51.7% to $753,000 for the three months ended September 30, 2020 compared to $1.6 million for the three months ended September 30, 2019 driven by a $76.1 million decrease in average investment security balance and 69 bps decrease in average yield. The Federal Reserve’s decision to drop the benchmark interest rate resulted in the call of $59.5 million in U.S. government agency and municipal securities in the current year. In addition, there were $31.7 million of paydowns on mortgage-backed securities in the current year. The funds were partially maintained in cash or reinvested in lower rate securities.
◦Other interest and dividend income, which primarily consists of interest-bearing cash, decreased $309,000, or 76.3% to $96,000 for the three months ended September 30, 2020 compared to $405,000 for the three months ended September 30, 2019. Average other interest-earning assets increased $81.3 million compared to the three months ended September 30, 2019 primarily from buildup of cash as a result of calls of U.S. government agency and municipal securities and government stimulus payments, but average yield declined 353 bps due to interest rate cuts on interest-earning cash deposits held at other financial institutions.
•Interest expense on deposits decreased $714,000, or 38.3%, to $1.2 million for the three months ended September 30, 2020 compared to $1.9 million for the three months ended September 30, 2019. While average interest-earning deposits increased $13.6 million, interest rate declines for all products driven by pandemic-related interest rate cuts and efforts to control pricing resulted in a 34 bp decrease in average cost compared to the three months ended September 30, 2019. Similarly, compared to the three months ended June 30, 2020, interest expense on deposits decreased $155,000 from $1.3 million, with a 9 bp decrease in average cost.
The provision for loan losses was $1.2 million for the three months ended September 30, 2020 compared to $300,000 for the three months ended June 30, 2020 and $175,000 for the three months ended September 30, 2019. The Company has an exposure in hotel loans that have been greatly impacted by the COVID-19 pandemic and were evaluated for impairment in the current quarter. Two hotels with a total principal balance of $7.9 million were determined to be impaired due to insufficient cash flows and occupancy rates and was a driving factor in a $2.3 million increase in specific reserves and current quarter provision. This was partially offset by a reduction in the qualitative factors related to economic trends and industry conditions due to improving macroeconomic conditions as the economy continues to reopen from the second quarter pandemic-related shutdown. In addition, $16.1 million of hotel loans excluded from homogenous loan pools were evaluated for impairment and determined to not require specific reserves.
Noninterest income increased $207,000, or 10.5%, to $2.2 million for the three months ended September 30, 2020, compared to $2.0 million for the three months ended September 30, 2019. Compared to the three months ended June 30, 2020, noninterest income decreased $475,000 from $2.6 million.
•Service fees decreased $85,000 to $554,000 for the three months ended September 30, 2020, compared to $639,000 for the three months ended September 30, 2019 due to decrease in overdraft fees and customer usage from the pandemic. Service fees increased $67,000 compared to the three months ended June 30, 2020.
•Insurance commissions increased $94,000 to $1.1 million for the three months ended September 30, 2020 compared to $985,000 for the three months ended September 30, 2019. Insurance commissions decreased $34,000 in the current quarter compared to the quarter ended June 30, 2020.

•Net gain on sale of loans was $435,000 in the current period with robust mortgage loan production from refinances in the current quarter compared to $48,000 for the three months ended September 30, 2019 and $441,000 for the three months ended June 30, 2020.
•A $489,000 net gain on sales of investment securities was recognized in the prior quarter June 30, 2020 to harvest gains on higher-interest mortgage-backed securities that were paying down quicker than expected.
•The Company recorded a $65,000 net loss on disposal of fixed assets in the current quarter primarily related to the sale of the former Exchange Underwriters headquarters.
•Other (loss) income increased $250,000 compared to the three months ended June 30, 2020 due to a $269,000 temporary impairment on mortgage servicing rights recognized in the prior period from a decline in the interest rate environment that caused increased prepayment speeds and resulted in a decrease in fair value of the serviced mortgage portfolio.
Noninterest expense increased $20.7 million, or 250.8% to $29.0 million for the three months ended September 30, 2020 compared to $8.3 million for the three months ended September 30, 2019 and increased $19.9 million, or 219.3%, compared to $9.1 million compared to the three months ended June 30, 2020. This was primarily impacted by goodwill impairment of $18.7 million and writedown on fixed assets of $884,000 as previously noted. Excluding the impact of these non-cash charges, noninterest expense increased $1.1 million, or 13.7%, to $9.4 million for the three months ended September 30, 2020 compared to $8.3 million for the three months ended September 30, 2019 and increased $320,000, or 3.5%, compared to $9.1 million compared to the three months ended June 30, 2020.
•Salaries and employee benefits increased $496,000 to $5.1 million for the three months ended September 30, 2020 compared to $4.6 million for the three months ended September 30, 2019. The increase was primarily due to merit and promotional increases and $113,000 of one-time payments related to the transition and retention of a permanent CEO. Salaries and employee benefits also increased $296,000 compared to the three months ended June 30, 2020 primarily due to prior quarter deferred employee-related loan origination costs associated with PPP loans offsetting expense, partially offset by the Community Bank Cares 10% premium pay program paid during the pandemic to essential employees beginning in March through the end of June.
•Occupancy expense increased $162,000 to $759,000 for the three months ended September 30, 2020 compared to $597,000 for the three months ended September 30, 2019. The increase was primarily related to a one-time $84,000 early lease termination payment from the Bethlehem branch closure and increase in property management costs.
•Contracted services increased $219,000 to $531,000 for the three months ended September 30, 2020 compared to $312,000 for the three months ended September 30, 2019 primarily due to temporary employees hired to assist with loan processing and consultants used to assist in infrastructure improvements.
•Data processing increased $112,000 to $482,000 for the three months ended September 30, 2020 compared to $370,000 for the three months ended September 30, 2019 primarily due to technology investments.
•Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $167,000 to $172,000 for the three months ended September 30, 2020 compared to $5,000 for the three months ended September 30, 2019 due to deposit insurance fund credits approved for banks with less than $10 billion in assets that were fully utilized in prior periods.
•Legal fees and professional fees increased $44,000 to $161,000 for the three months ended September 30, 2020 compared to $117,000 for the three months ended September 30, 2019 due to fees associated with the retention of a permanent CEO in the current period.
•Advertising decreased $60,000 to $148,000 for the three months ended September 30, 2020 compared to $208,000 for the three months ended September 30, 2019 due to reduced marketing initiatives during the pandemic.
•Other noninterest expense decreased $65,000 to $919,000 for the three months ended September 30, 2020 compared to $984,000 for the three months ended September 30, 2019 primarily due to decreases in travel-related, meals and telephone costs from employee work-at home arrangements during the pandemic.
Statement of Income - Year-to-Date Highlights
Net interest income decreased $965,000, or 3.0%, to $31.3 million for the nine months ended September 30, 2020 compared to $32.2 million for the nine months ended September 30, 2019.
•Interest and dividend income decreased $2.4 million, or 6.2%, to $35.7 million for the nine months ended September 30, 2020 compared to $38.1 million the nine months ended September 30, 2019.
◦Although average loans increased $92.0 million, primarily driven by PPP and mortgage loans, the loan yield for the nine months ended September 30, 2020 decreased 45 bps compared to the nine months ended September 30, 2019. The current period loan yield was significantly impacted by the 150 bp decline in the Wall Street Journal Prime Rate in March 2020, which resulted in immediate decrease in interest rates on adjustable rate loans linked to that index. In addition, PPP loans decreased the loan yield approximately 7 bps in the current year.
◦Interest income on taxable investment securities decreased $1.4 million, or 33.0%, to $2.9 million for the nine months ended September 30, 2020 compared to $4.3 million for the nine months ended September 30, 2019 driven by a $60.0 million decrease in average investment securities primarily from significant calls of U.S. government agency securities and paydowns on mortgage-backed securities in a declining interest rate environment, which were replaced with lower-yielding securities. Current period yield benefited from approximately $231,000 in discount accretion from U.S. government agency calls.
◦Interest from other interest-earning assets, which primarily consists of interest-earning cash, decreased $679,000, or 61.9% for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019 even though average balances increased $48.0 million primarily related to funds received from investment security activity. The impact on interest income was primarily due to declines on interest rates earned on deposits at other financial institutions, which resulted in a 253 bp decrease in yield.
•Interest expense on deposits decreased $1.3 million, or 23.5%, to $4.1 million for the nine months ended September 30, 2020 compared to $5.4 million for the nine months ended September 30, 2019. While average interest-bearing deposits increased $15.2 million, interest rate declines for all products driven by pandemic-related interest rate cuts and efforts to control pricing resulted in a 21 bp decrease in average cost compared to the nine months ended September 30, 2019.
The provision for loan losses was $4.0 million for the nine months ended September 30, 2020, compared to $550,000 for the nine months ended September 30, 2019. The pandemic resulted in a dramatic increase in unemployment and recessionary economic conditions in the current year. Based on evaluation of the macroeconomic conditions, the qualitative factors used in the allowance for loan loss analysis were increased at the onset of the pandemic, primarily related to economic trends and industry conditions, because of vulnerable industries such as hospitality, oil and gas, retail and restaurants and resulted in a $2.1 million provision in the first quarter. Macroeconomic conditions have improved as the economy continues to reopen from the second quarter pandemic-related shutdown and the qualitative factors have been further adjusted. However, as noted in the quarterly results, the Company has an exposure in hotel loans that have been greatly impacted by the COVID-19 pandemic and were evaluated for impairment in the current quarter. Two hotels with a total principal balance of $7.9 million were determined to be impaired due to insufficient cash flows and occupancy rates and was a driving factor in a $2.3 million increase in specific reserves in the third quarter. $16.1 million of hotel loans excluded from homogenous loan pools were evaluated for impairment and determined to not require specific reserves.
Noninterest income increased $448,000, or 7.2%, to $6.7 million for the nine months ended September 30, 2020, compared to $6.2 million for the nine months ended September 30, 2019.
•Service fees decreased $203,000 to $1.6 million for the nine months ended September 30, 2020, compared to $1.8 million for the nine months ended September 30, 2019 due to decrease in overdraft fees and customer usage from the pandemic.
•Insurance commissions increased $256,000, or 8.0%, to $3.5 million for the nine months ended September 30, 2020, compared to $3.2 million for the nine months ended September 30, 2019 due to an increase in both commercial and personal line polices.
•Net gain on sales of loans was $1.0 million in the current period compared to $190,000 in the prior period primarily due to increased mortgage loan production from refinances, which were sold to reduce interest rate risk on lower yielding, long-term assets.
•Net gain on sales of investment securities was $489,000 in the current period to harvest gains on higher-interest mortgage-backed securities that were paying down quicker than expected compared to a net loss of $50,000 in the prior period.
•The Company’s marketable equity securities, which are primarily comprised of bank stocks, reflected a decline in value of $469,000 for the current period primarily from the impact of COVID-19 on the banking industry.
•The Company recorded a $48,000 net loss on disposal of fixed assets in the current year primarily related to the sale of the former Exchange Underwriters headquarters.
•There was a $443,000 decrease in other (loss) income as a result of an increase in amortization on mortgage servicing rights combined with a $269,000 temporary impairment on mortgage servicing rights recognized in the current period due to a decline in the interest rate environment that caused increased prepayment speeds and resulted in a decrease in fair value of the serviced mortgage portfolio.
Noninterest expense increased $21.1 million, or 81.4%, to $47.0 million for the nine months ended September 30, 2020 compared to $25.9 million for the nine months ended September 30, 2019. This was primarily impacted by goodwill impairment of $18.7 million and writedown on fixed assets of $884,000 as previously noted. Excluding the impact of these non-

cash charges, noninterest expense increased $1.5 million, or 5.9% to $27.5 million for the nine months ended September 30, 2020 compared to $25.9 million for the nine months ended September 30, 2019
•Salaries and employee benefits increased $410,000 for the nine months ended September 30, 2020 compared to $14.3 million for the nine months ended September 30, 2019. The increase is related to the Community Bank Cares 10% premium pay during the pandemic. Additionally, the Company recognized approximately $388,000 of one-time payments related to the transition and retention of a permanent CEO for the nine months ended September 30, 2020 and restricted stock expense increased $91,000 in the current period related to grants in December 2019. This was partially offset by a $407,000 one-time payment that reduced employee benefits from health insurance claims exceeding our stop-loss limit for the 2019 plan year and change from a self-funded to a fully insured plan. Final calculation of the stop loss payment was completed 90 days after the end of the plan year. Also the Company benefited from deferred employee-related loan origination costs associated with PPP loans.
•Occupancy expense increased $172,000 to $2.2 million for the nine months ended September 30, 2020 compared to $2.0 million for the nine months ended September 30, 2019. The increase was primarily related to a one-time $84,000 early lease termination payment from the Bethlehem branch closure and increase in property management costs.
•Equipment expense decreased $146,000 to $701,000 for the nine months ended September 30, 2020 compared to $847,000 for the nine months ended September 30, 2019 as the result of decrease in depreciation and repairs and maintenance.
•Data processing increased $209,000 to $1.4 million for the nine months ended September 30, 2020 compared to $1.2 million for the nine months ended September 30, 2019 primarily due to technology investments.
•Contracted services increased $526,000 to $1.5 million for the nine months ended September 30, 2020 compared to $945,000 for the nine months ended September 30, 2019, primarily due to temporary employees hired to assist with PPP loan processing and consultants used to assist in infrastructure improvements. Total consulting fees in the current period associated with the search for a permanent CEO were $177,000.
•FDIC assessment expense increased $125,000 to $493,000 for the nine months ended September 30, 2020 compared to $368,000 for the nine months ended September 30, 2019 due to deposit insurance fund credits approved for banks with less than $10 billion in assets in the prior period.
•Legal fees and professional fees increased $109,000 to $567,000 for the nine months ended September 30, 2020 compared to $458,000 for the nine months ended September 30, 2019 due to fees associated with the transition and retention of a permanent CEO.
Statement of Financial Condition Highlights
Loans and Credit Quality
•Total loans increased $98.4 million to $1.05 billion at September 30, 2020 and represented a 13.7% annualized growth. Year-to-date loan growth was primarily due to originating 638 PPP loans totaling $71.0 million, mainly in the second quarter, which included $2.2 million in net origination fees. Excluding the impact of PPP, organic loan growth was $27.4 million and represented an annualized growth rate of 3.8% as of September 30, 2020. Additional loan growth was experienced through net funding of $33.6 million in construction loans. Average loans for the three months ended September 30, 2020 increased $21.4 million compared to the three months ended June 30, 2020 and was primarily driven by the full quarter impact on average balances from PPP loans. In October 2020, the SBA began processing loan forgiveness. $1.7 million of origination fees are unearned as of September 30, 2020 and expected to be earned upon receipt of funds from the SBA for forgiveness.
•The allowance for loan losses was $13.8 million at September 30, 2020 compared to $9.9 million at December 31, 2019. This reflects a $4.0 million provision for loan loss due to an increase in impaired loans with specific reserves and net increase in qualitative factors related to economic and industry conditions to account for the adverse economic impact of COVID-19. As a result, the allowance for loan losses to total loans increased from 1.04% at December 31, 2019 to 1.21% at June 30, 2020 and 1.31% at September 30, 2020. No allowance was allocated to the PPP loan portfolio due to the Bank complying with the lender obligations that ensure SBA guarantee. The allowance for loan losses to total loans, excluding PPP loans, was 1.41% at September 30, 2020 compared to 1.30% at June 30, 2020.
•Net charge-offs were $87,000, or 0.01% net charge-offs to average loans on an annualized basis for the nine months ended September 30, 2020, with net charge-offs of $68,000 for the three months ended September 30, 2020. Net charge-offs were $116,000 and $358,000, or 0.05% and 0.05% to average loans on an annualized basis, for the three and nine months ended September 30, 2019, respectively. Net charge-offs are primarily driven by automobile loans in all periods.
•Nonperforming loans increased to $15.0 million from $5.6 million at June 30, 2020 compared to $5.4 million at December 31, 2019 and, coupled with loan growth noted previously, resulted in the nonperforming loans to total loans ratio increase to 1.43% at September 30, 2020 compared to 0.54% at June 30, 2020 and 0.57% at December 31, 2019.

Nonaccrual loans increased primarily as a result of two hotels with a total principal balance of $7.9 million that were determined to be impaired due to insufficient cash flows and occupancy rates and one commercial and industrial relationship totaling $1.4 million downgraded to substandard.
•The Bank provided borrower support and relief through short-term loan forbearance options by primarily allowing: (a) deferral of three months of payments; or (b) for consumer loans not secured by a real estate mortgage, three months of interest-only payments that also extends the maturity date of the loan by three months. In certain circumstances, a second three-month deferral period was granted. The following table provides details of loans in forbearance at the dates indicated.

	September 30, 2020			June 30, 2020
	Number of Loans	Amount	% of Portfolio	Number of Loans	Amount	% of Portfolio
(Dollars in thousands)
Real Estate:
Residential	11	1,242	0.4%	163	23,653	6.9%
Commercial	9	13,885	3.9%	111	105,117	30.0%
Construction	1	7,162	10.4%	6	15,518	26.6%
Commercial and Industrial	1	122	0.1%	76	15,697	10.5%
Consumer	12	295	0.3%	170	3,447	2.9%
Other	—	—	—%	1	2,504	11.2%
Total Loans in Forbearance	34	$22,706	2.2%	527	$165,936	15.9%
The commercial real estate loans remaining in deferral at September 30, 2020 include five hotel loans totaling $10.3 million, and the construction loan is a retail project. These six loans are scheduled to exit their deferral period in the fourth quarter. The following table sets forth details at September 30, 2020 of industries considered at higher risk to be negatively impacted by the COVID-19 pandemic:

	Industry				Forbearance
	Weighted Average Risk Rating (1)	Industry Amount	As a Percent of Total Risk Based Capital	As a Percent of Loan Class	Number of Loans	Weighted Average Risk Rating (1)	Forbearance Amount	As a Percent of Industry
(Dollars in thousands)

Commercial Real Estate - Owner Occupied:
Retail	3.6	$27,109	23.0%	7.7%	—	—	$—	—%

Commercial Real Estate - Nonowner Occupied:
Retail	3.7	56,185	47.6	15.9	—	—	—	—
Hotels	5.3	24,995	21.2	7.1	5	5.4	10,327	41.3

Construction - Commercial Real Estate:
Retail	4.0	7,992	6.8	11.6	1	4.0	7,162	89.6
Hotels	4.3	5,327	4.5	7.7	—	—	—	—

Total:
Retail	3.7	91,286	77.4		1	4.0	7,162
Hotels	5.1	30,322	25.7		5	5.4	10,327
(1) Loan risk rating of 1-4 is considered a pass-rated credit, 5 is special mention, 6 is substandard, 7 is doubtful and 8 is loss.

Deposits
•Deposits benefited from PPP loan origination and to a lesser extent government stimulus payments and increased $80.7 million to $1.20 billion as of September 30, 2020 compared to $1.12 billion at December 31, 2019. The impact of the PPP loans that were originated and the proceeds of which were subsequently deposited at the Bank was approximately $54.8 million. Average total deposits increased $34.7 million, with average noninterest bearing deposits increasing $19.7 million for the three months ended September 30, 2020 compared to the three months ended June 30, 2020.

About CB Financial Services, Inc.
CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 15 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, six offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Consolidated financial highlights of the Company are attached.
For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statement About Forward-Looking Statements
Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, general and local economic conditions, the scope and duration of economic contraction as a result of the COVID-19 pandemic and its effects on the Company’s business and that of the Company’s customers, changes in market interest rates, deposit flows, demand for loans, real estate values and competition, competitive products and pricing, the ability of our customers to make scheduled loan payments, loan delinquency rates and trends, our ability to manage the risks involved in our business, our ability to control costs and expenses, inflation, market and monetary fluctuations, changes in federal and state legislation and regulation applicable to our business, actions by our competitors, and other factors that may be disclosed in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.
Given the numerous unknowns and risks that are heavily weighted to the downside as a result of the COVID-19 pandemic, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and shelter-in-place orders last longer than expected, the recession would be much longer and much more severe and damaging. Ineffective fiscal stimulus, or an extended delay in implementing it, are also major risks. The deeper the recession and the longer it lasts, the more it will damage consumer fundamentals and sentiment. This could both prolong the recession and make any recovery weaker. Similarly, the recession could damage business fundamentals. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

Contact:
John H. Montgomery
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data)
	(Unaudited)
Selected Financial Condition Data	September 30, 2020	June 30, 2020	December 31, 2019
Assets	$1,392,876	$1,407,152	$1,321,537
Cash and Cash Equivalents	112,169	131,403	80,217
Securities Available-for-Sale	158,956	148,648	197,385
Loans
Real Estate:
Residential	343,955	344,782	347,766
Commercial	353,904	350,506	351,360
Construction	69,178	58,295	35,605
Commercial and Industrial	144,315	149,085	85,586
Consumer	117,364	117,145	113,637
Other	22,169	22,346	18,542
Total Loans	1,050,885	1,042,159	952,496
Allowance for Loan Losses	(13,780)	(12,648)	(9,867)
Loans, Net	1,037,105	1,029,511	942,629
Premises and Equipment, Net	20,439	21,818	22,282
Goodwill	9,732	28,425	28,425
Intangible Assets, Net	8,931	9,463	10,527

Deposits
Non-Interest Bearing Demand Deposits	335,287	341,180	267,152
NOW Accounts	245,850	237,343	232,099
Money Market Accounts	188,958	184,726	182,428
Savings Accounts	232,691	229,388	216,924
Time Deposits	196,250	201,303	219,756
Total Deposits	1,199,036	1,193,940	1,118,359

Short-Term Borrowings	42,061	42,349	30,571
Other Borrowings	11,000	11,000	14,000

Stockholders’ Equity	133,299	152,392	151,097

	(Unaudited)
	Three Months Ended			Nine Months Ended
Selected Operating Data	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest and Dividend Income	$11,656	$11,727	$13,098	$35,712	$38,063
Interest Expense	1,240	1,406	2,002	4,442	5,828
Net Interest and Dividend Income	10,416	10,321	11,096	31,270	32,235
Provision for Loan Losses	1,200	300	175	4,000	550
Net Interest and Dividend Income After Provision for Loan Losses	9,216	10,021	10,921	27,270	31,685
Noninterest Income:
Service Fees	554	487	639	1,646	1,849
Insurance Commissions	1,079	1,113	985	3,475	3,219
Other Commissions	76	188	98	374	293
Net Gain on Sales of Loans	435	441	48	1,003	190
Net Gain (Loss) on Sales of Investment Securities	—	489	3	489	(50)
Change in Fair Value of Marketable Equity Securities	(59)	28	(25)	(469)	104
Net Gain on Purchased Tax Credits	15	16	9	46	27
Net (Loss) Gain on Disposal of Fixed Assets	(65)	—	—	(48)	2
Income from Bank-Owned Life Insurance	140	138	142	417	408
Other (Loss) Income	(2)	(252)	67	(240)	203
Total Noninterest Income	2,173	2,648	1,966	6,693	6,245
Noninterest Expense:
Salaries and Employee Benefits	5,124	4,828	4,628	14,683	14,273
Occupancy	759	699	597	2,191	2,019
Equipment	220	224	266	701	847
Data Processing	482	460	370	1,367	1,158
FDIC Assessment	172	163	5	493	368
PA Shares Tax	355	333	226	963	743
Contracted Services	531	562	312	1,471	945
Legal and Professional Fees	161	171	117	567	458
Advertising	148	155	208	486	545
Other Real Estate Owned (Income)	(12)	(1)	13	(30)	(81)
Amortization of Intangible Assets	532	532	531	1,596	1,595
Goodwill Impairment	18,693	—	—	18,693	—
Writedown of Fixed Assets	884	—	—	884	—
Other	919	945	984	2,977	3,064
Total Noninterest Expense	28,968	9,071	8,257	47,042	25,934
(Loss) Income Before Income Tax (Benefit) Expense	(17,579)	3,598	4,630	(13,079)	11,996
Income Tax (Benefit) Expense	(184)	695	884	640	2,346
Net (Loss) Income	$(17,395)	$2,903	$3,746	$(13,719)	$9,650

	(Unaudited)
	Three Months Ended			Nine Months Ended
Per Common Share Data	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Dividends Per Common Share	$0.24	$0.24	$0.24	$0.72	$0.72
(Loss) Earnings Per Common Share - Basic	(3.22)	0.54	0.69	(2.54)	1.78
(Loss) Earnings Per Common Share - Diluted	(3.22)	0.54	0.69	(2.54)	1.77
Adjusted Earnings Per Common Share - Diluted (Non-GAAP) (1)	0.34	0.54	0.69	1.02	1.77

Weighted Average Common Shares Outstanding - Basic	5,395,342	5,393,712	5,433.289	5,406,710	5,433,296
Weighted Average Common Shares Outstanding - Diluted	5,395,342	5,393,770	5,458.723	5,406,710	5,451,705

	(Unaudited)
	September 30, 2020	June 30, 2020	December 31, 2019
Common Shares Outstanding	5,398,712	5,393,712	5,463,828
Book Value Per Common Share	$24.69	$28.25	$27.65
Tangible Book Value per Common Share (Non-GAAP) (1)	21.23	21.23	20.52
Tangible Common Equity to Tangible Assets (Non-GAAP) (1)	8.3%	8.4%	8.7%

	(Unaudited)
	Three Months Ended			Nine Months Ended
Selected Financial Ratios (2)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Return on Average Assets	(4.90)%	0.85%	1.13%	(1.34)%	0.99%
Return on Average Equity	(45.13)	7.65	10.10	(11.99)	9.00
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	141.98	140.72	132.73	139.30	133.79
Average Equity to Average Assets	10.85	11.08	11.16	11.19	11.00
Net Interest Rate Spread	3.03	3.10	3.50	3.15	3.42
Net Interest Rate Spread (FTE) (Non-GAAP) (1)	3.05	3.12	3.52	3.17	3.45
Net Interest Margin	3.19	3.28	3.72	3.34	3.64
Net Interest Margin (FTE) (Non-GAAP) (1)	3.21	3.30	3.74	3.35	3.67
Net Charge-offs (Recoveries) to Average Loans	0.03	(0.01)	0.05	0.01	0.05
Efficiency Ratio	230.11	69.94	63.21	123.92	67.40
Adjusted Efficiency Ratio (Non-GAAP) (1)	69.78	68.58	58.95	68.17	63.55

	(Unaudited)
Asset Quality Ratios	September 30, 2020	June 30, 2020	December 31, 2019
Allowance for Loan Losses to Total Loans (3)	1.31%	1.21%	1.04%
Allowance for Loan Losses to Total Loans, Excluding PPP Loans (1) (3)	1.41	1.30	1.04
Allowance for Loan Losses to Nonperforming Loans (3) (4)	91.84	226.59	183.33
Allowance for Loan Losses to Noncurrent Loans (3) (5)	114.01	390.73	315.95
Delinquent and Nonaccrual Loans to Total Loans (5) (6)	1.23	0.39	0.89
Nonperforming Loans to Total Loans (4)	1.43	0.54	0.57
Noncurrent Loans to Total Loans (5)	1.15	0.31	0.33
Nonperforming Assets to Total Assets (7)	1.09	0.41	0.42

Capital Ratios (8)	September 30, 2020	June 30, 2020	December 31, 2019
Common Equity Tier 1 Capital (to Risk Weighted Assets)	11.62%	11.90%	11.43%
Tier 1 Capital (to Risk Weighted Assets)	11.62	11.90	11.43
Total Capital (to Risk Weighted Assets)	12.88	13.16	12.54
Tier 1 Leverage (to Adjusted Total Assets)	7.63	7.90	7.85
(1)    Refer to Explanation of Use of Non-GAAP Financial Measures in this Press Release for the calculation of the measure and reconciliation to the most comparable GAAP measure.
(2)    Interim period ratios are calculated on an annualized basis.
(3)    Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(4)    Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(5)    Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.
(6)    Delinquent loans consist of accruing loans that are 30 days or more past due.
(7)    Nonperforming assets consist of nonperforming loans and other real estate owned.
(8)    Capital ratios are for Community Bank only.

Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)
(Dollars in thousands) (Unaudited)
Assets:
Interest-Earning Assets:
Loans, Net	$1,035,426	$10,744	4.13%	$1,014,000	$10,612	4.21%	$920,029	$11,015	4.75%
Debt Securities
Taxable	123,332	753	2.44	137,268	940	2.74	199,388	1,558	3.13
Exempt From Federal Tax	13,054	97	2.97	14,106	130	3.69	19,906	156	3.13
Marketable Equity Securities	2,580	19	2.95	2,579	20	3.10	2,538	20	3.15
Other Interest-Earning Assets	123,171	96	0.31	97,033	84	0.35	41,863	405	3.84
Total Interest-Earning Assets	1,297,563	11,709	3.59	1,264,986	11,786	3.75	1,183,724	13,154	4.41
Noninterest-Earning Assets	115,567			113,176			135,172
Total Assets	$1,413,130			$1,378,162			$1,318,896
Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$245,977	99	0.16%	$236,311	141	0.24%	$226,887	303	0.53%
Savings	230,567	32	0.06	227,470	35	0.06	216,923	118	0.22
Money Market	185,644	140	0.30	182,656	187	0.41	178,485	241	0.54
Time Deposits	198,184	879	1.76	205,847	942	1.84	224,483	1,202	2.12
Total Interest-Bearing Deposits	860,372	1,150	0.53	852,284	1,305	0.62	846,778	1,864	0.87
Borrowings	53,512	90	0.67	46,642	101	0.87	45,066	138	1.21
Total Interest-Bearing Liabilities	913,884	1,240	0.54	898,926	1,406	0.63	891,844	2,002	0.89
Noninterest-Bearing Demand Deposits	337,441			317,738			269,931
Other Liabilities	8,477			8,816			9,949
Total Liabilities	1,259,802			1,225,480			1,171,724
Stockholders' Equity	153,328			152,682			147,172
Total Liabilities and Stockholders' Equity	$1,413,130			$1,378,162			$1,318,896
Net Interest Income (FTE) (Non-GAAP)		10,469			10,380			11,152
Net Interest Rate Spread (FTE) (Non-GAAP) (1)			3.05%			3.12%			3.52%
Net Interest-Earning Assets (2)	383,679			366,060			291,880
Net Interest Margin (FTE) (Non-GAAP) (3)			3.21			3.30			3.74
Return on Average Assets			(4.90)			0.85			1.13
Return on Average Equity			(45.13)			7.65			10.10
Average Equity to Average Assets			10.85			11.08			11.16
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			141.98			140.72			132.73
(1)    Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)    Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)    Net interest margin represents net interest income divided by average total interest-earning assets.
(4)    Annualized.

AVERAGE BALANCES AND YIELDS

	Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest and Dividends	Yield / Cost (4)	Average Balance	Interest and Dividends	Yield / Cost (4)
(Dollars in thousands) (Unaudited)
Assets:
Interest-Earning Assets:
Loans, Net	$1,000,157	$32,152	4.29%	$908,198	$32,189	4.74%
Debt Securities
Taxable	139,691	2,894	2.76	199,689	4,317	2.88
Exempt From Federal Tax	14,660	354	3.22	25,343	603	3.17
Marketable Equity Securities	2,575	59	3.06	2,524	60	3.17
Other Interest-Earning Assets	95,040	418	0.59	47,004	1,097	3.12
Total Interest-Earning Assets	1,252,123	35,877	3.83	1,182,758	38,266	4.33
Noninterest-Earning Assets	114,271			120,291
Total Assets	$1,366,394			$1,303,049

Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$236,293	506	0.29%	$218,812	872	0.53%
Savings	225,473	156	0.09	215,835	413	0.26
Money Market	183,103	576	0.42	180,494	778	0.58
Time Deposits	206,463	2,898	1.87	220,993	3,344	2.02
Total Interest-Bearing Deposits	851,332	4,136	0.65	836,134	5,407	0.86
Borrowings	47,514	306	0.86	47,887	421	1.18
Total Interest-Bearing Liabilities	898,846	4,442	0.66	884,021	5,828	0.88
Noninterest-Bearing Demand Deposits	305,677			266,105
Other Liabilities	9,025			9,601
Total Liabilities	1,213,548			1,159,727
Stockholders' Equity	152,846			143,322
Total Liabilities and Stockholders' Equity	$1,366,394			$1,303,049
Net Interest Income (FTE) (Non-GAAP)		31,435			32,438
Net Interest Rate Spread (FTE) (Non-GAAP) (1)			3.17%			3.45%
Net Interest-Earning Assets (2)	353,277			298,737
Net Interest Margin (FTE) (Non-GAAP) (3)			3.35			3.67
Return on Average Assets			(1.34)			0.99
Return on Average Equity			(11.99)			9.00
Average Equity to Average Assets			11.19			11.00
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			139.30			133.79
(1)    Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)    Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)    Net interest margin represents net interest income divided by average total interest-earning assets.
(4)    Annualized.

Explanation of Use of Non-GAAP Financial Measures
In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), we use, and this Press Release contains or references, certain non-GAAP financial measures. We believe these non-GAAP financial measures provide useful information in understanding our underlying results of operations or financial position and our business and performance trends as they facilitate comparisons with the performance of other companies in the financial services industry. Although we believe that these non-GAAP financial measures enhance the understanding of our business and performance, they should not be considered an alternative to GAAP or considered to be more important than financial results determined in accordance with GAAP, nor are they necessarily comparable with non-GAAP measures which may be presented by other companies. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found herein.
Non-GAAP adjusted items impacting the Company's financial performance are identified to assist investors in analyzing the Company’s operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items reflect non-cash charges related to goodwill impairment and a pre-tax writedown on fixed assets from the Monessen branch closure.

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2020	2020
(Dollars in thousands, except share and per share data)

Net Loss (GAAP)	$(17,395)	$(13,719)

Non-Cash Charges:
Goodwill Impairment	18,693	18,693
Writedown on Fixed Assets	884	884
Tax Effect	(338)	(338)
Adjusted Net Income (Non-GAAP)	$1,844	$5,520

Weighted-Average Diluted Common Shares and Common Stock Equivalents Outstanding	5,395,342	5,406,710

Loss per Common Share - Diluted (GAAP)	$(3.22)	$(2.54)
Goodwill Impairment	3.46	3.46
Writedown on Fixed Assets	0.16	0.16
Tax Effect	(0.06)	(0.06)
Adjusted Earnings per Common Share - Diluted (Non-GAAP)	$0.34	$1.02

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common equity divided by period-end common shares outstanding. Tangible common equity to tangible assets is a non-GAAP measure and is calculated based on tangible common equity divided by tangible assets. We believe these non-GAAP measures serve as useful tools to help evaluate the strength and discipline of the Company's capital management strategies and as an additional, conservative measure of the Company’s total value.

	September 30, 2020	June 30, 2020	December 31, 2019
(Dollars in thousands, except share and per share data)

Assets (GAAP)	$1,392,876	$1,407,152	$1,321,537
Goodwill and Other Intangible Assets, Net	(18,663)	(37,888)	(38,952)
Tangible Assets (Non-GAAP)	$1,374,213	$1,369,264	$1,282,585

Stockholders' Equity (GAAP)	$133,299	$152,392	$151,097
Goodwill and Other Intangible Assets, Net	(18,663)	(37,888)	(38,952)
Tangible Common Equity or Tangible Book Value (Non-GAAP)	$114,636	$114,504	$112,145

Tangible Common Equity to Tangible Assets (Non-GAAP)	8.3%	8.4%	8.7%

Common Shares Outstanding	5,398,712	5,393,712	5,463,828

Tangible Book Value per Common Share (Non-GAAP)	$21.23	$21.23	$20.52
Interest income on interest-earning assets, net interest rate spread and net interest margin are presented on a fully tax-equivalent (“FTE”) basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and securities using the federal statutory income tax rate of 21 percent. We believe the presentation of net interest income on a FTE basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. The following table reconciles net interest income, net interest spread and net interest margin on a FTE basis for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
(Dollars in thousands)

Interest Income per Consolidated Statement of Income (GAAP)	$11,656	$11,727	$13,098	$35,712	$38,063
Adjustment to FTE Basis	53	59	56	165	203
Interest Income (FTE) (Non-GAAP)	11,709	11,786	13,154	35,877	38,266
Interest Expense per Consolidated Statement of Income (GAAP)	1,240	1,406	2,002	4,442	5,828
Net Interest Income (FTE) (Non-GAAP)	$10,469	$10,380	$11,152	$31,435	$32,438

Net Interest Rate Spread (GAAP)	3.03%	3.10%	3.50%	3.15%	3.42%
Adjustment to FTE Basis	0.02	0.02	0.02	0.02	0.03
Net Interest Rate Spread (FTE) (Non-GAAP)	3.05	3.12	3.52	3.17	3.45

Net Interest Margin (GAAP)	3.19%	3.28%	3.72%	3.34%	3.64%
Adjustment to FTE Basis	0.02	0.02	0.02	0.01	0.03
Net Interest Margin (FTE) (Non-GAAP)	3.21	3.30	3.74	3.35	3.67

Adjusted efficiency ratio excludes the effect of certain non-recurring or non-cash items and represents adjusted noninterest expense divided by adjusted operating revenue. The Company evaluates its operational efficiency based on its adjusted efficiency ratio and believes it provides additional perspective on its ongoing performance as well as peer comparability.

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
(Dollars in thousands)

Noninterest expense (GAAP)	$28,968	$9,071	$8,257	$47,042	$25,934

Net Interest and Dividend Income (GAAP)	10,416	10,321	11,096	31,270	32,235

Noninterest Income (GAAP)	2,173	2,648	1,966	6,693	6,245
Operating Revenue (GAAP)	12,589	12,969	13,062	37,963	38,480
Efficiency Ratio (GAAP)	230.11%	69.94%	63.21%	123.92%	67.40%

Noninterest expense (GAAP)	$28,968	$9,071	$8,257	$47,042	$25,934
Less:
Other Real Estate Owned (Income)	(12)	(1)	13	(30)	(81)
Amortization of Intangible Assets	532	532	531	1,596	1,595
Goodwill Impairment	18,693	—	—	18,693	—
Writedown on Fixed Assets	884	—	—	884	—
Adjusted Noninterest Expense (Non-GAAP)	$8,871	$8,540	$7,713	$25,899	$24,420

Net Interest and Dividend Income (GAAP)	10,416	10,321	11,096	31,270	32,235
Noninterest Income (GAAP)	2,173	2,648	1,966	6,693	6,245
Less:
Net Gain (Loss) on Sales of Investment Securities	—	489	3	489	(50)
Change in Fair Value of Marketable Equity Securities	(59)	28	(25)	(469)	104
Net (Loss) Gain on Disposal of Fixed Assets	(65)	—	—	(48)	2
Adjusted Noninterest Income (Non-GAAP)	2,297	2,131	1,988	6,721	6,189
Adjusted Operating Revenue (Non-GAAP)	12,713	12,452	13,084	37,991	38,424
Adjusted Efficiency Ratio (Non-GAAP)	69.78%	68.58%	58.95%	68.17%	63.55%

Allowance for loan losses to total loans, excluding PPP loans, is a non-GAAP measure that serves as a useful measurement to evaluate the allowance for loan losses without the impact of SBA guaranteed loans.

	September 30, 2020	June 30, 2020	December 31, 2019
(Dollars in thousands)

Allowance for Loan Losses	$13,780	$12,648	$9,867

Total Loans	1,050,885	$1,042,159	$952,496
PPP Loans	(71,028)	(70,028)	—
Total Loans, Excluding PPP Loans (Non-GAAP)	$979,857	$972,131	$952,496

Allowance for Loan Losses to Total Loans, Excluding PPP Loans (Non-GAAP)	1.41%	1.30%	1.04%